EXHIBIT 10.41
          PORTIONS OF THIS DOCUMENT HAVE BEEN OMITTED (DESIGNATED BY AN
           ASTERISK (*) AND WHITE SPACE) AND FILED SEPARATELY WITH THE
          SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR
                             CONFIDENTIAL TREATMENT
                    DATED January 14, 1998; FILE NO. 0-15609



                    AMENDMENT TO AGOURON-ROCHE COLLABORATION


         This Amendment to the Agouron-Roche Collaboration, dated for reference purposes only this 1st day of December, 1997, is between Agouron Pharmaceuticals, Inc., a corporation duly organized and existing under the laws of the State of California, having a principal place of business at 10350 North Torrey Pines Road, La Jolla, California, United States of America (hereinafter referred to as "Agouron," the first party), and F. Hoffmann-La Roche Ltd, a corporation duly organized and existing under the laws of Switzerland, having a principal place of business at CH-4070-Basel, Switzerland, and Hoffmann-La Roche Inc., a corporation duly organized and existing under the laws of the State of New Jersey, having a principal place of business at 340 Kingsland Street, Nutley, New Jersey, United States of America (hereinafter collectively referred to as "Roche," the second party). Agouron and Roche are sometimes hereinafter each referred to as a party (collectively "parties"). The parties hereby agree as follows:

                             ARTICLE I - BACKGROUND

         1.01 Defined terms used herein and not expressly defined (i.e., terms with initial capitalization) shall have the meanings given to them in the applicable agreements referred to below.

         1.02 On June 19, 1996, Agouron and Roche entered into a Letter of Intent ("LOI") to confirm the parties' formation of a collaboration (sometimes referred to herein as the "Collaboration") on terms substantially in accordance with those contained in Exhibit A to the LOI ("Exhibit A"). The components of such Collaboration include programs for the development and commercialization of the chemical compounds known as THYMITAQ(TM) (sometimes referred to herein as AG337) and AG3340 and in certain circumstances substituted or additional backup compounds, the Cell Cycle Control Research Program, and in certain circumstances Agouron's right to commercialize a Roche Cancer Product. While Exhibit A contains the basic terms of the understanding between the parties, the parties agreed that the terms of the Collaboration would be subject to further negotiation and preparation of further agreements that contain the full terms of the Collaboration between the parties.

         1.03 On June 11, 1997, the parties entered into the THYMITAQ Development and License Agreement and the AG3340 Development and License Agreement, which set forth the full terms of the Collaboration between the parties with respect to the AG337 and AG3340 chemical compounds (and certain substituted or additional backup compounds).

         1.04 The parties have not entered into further agreements which set forth the definitive terms under which the parties shall collaborate in the Cell Cycle Control Research Program or Agouron's right to commercialize a Roche Cancer Product.

         1.05 Pursuant to the terms of the LOI and the THYMITAQ Development and License Agreement ("THYMITAQ Agreement"), the parties are conducting the THYMITAQ Development Program.

         1.06 Pursuant to the terms of the LOI and the AG3340 Development and License Agreement ("AG3340 Agreement"), the parties are conducting the AG3340 Development Program and a Backup MMP Inhibitor Research Program.

         1.07 Pursuant to the terms of the LOI, the parties are conducting the Cell Cycle Control Research Program.

         1.08 The LOI and Sections 2.04 and 6.02(a) of the THYMITAQ Agreement and Sections 2.04 and 6.02(a) of the AG3340 Agreement permit Roche to cancel the development programs being conducted pursuant to such agreements.

         1.09 Roche has informed Agouron that it has undertaken a review of its internal and external research and development programs, and has determined to refocus certain of its research and development efforts. As part of such refocusing efforts, Roche has decided to terminate the THYMITAQ and AG3340 Development Programs and its rights to elect to develop and commercialize substituted or additional backup compounds. Additionally, the parties have decided to terminate the Cell Cycle Control Research Program and Agouron's right to commercialize a Roche Cancer Product.

         1.10 To effect the preceding and clarify the parties' rights and obligations under the Collaboration, the parties wish to amend the Collaboration as noted below.

                                           ARTICLE II - AMENDMENT

         2.01  Roche  hereby   irrevocably  elects  to  terminate  the  THYMITAQ
Development Program effective December 8, 1997 pursuant to the provisions of Sections 2.04 and 6.02(a) of the THYMITAQ Agreement. Effective December 1, 1997 Roche hereby irrevocably releases and terminates its rights under the provisions of Sections 2.01(l) and (m) and 2.02 of the THYMITAQ Agreement to develop and commercialize AG337, the free base form of AG337 and/or another salt thereof. Roche further elects to terminate its rights under the THYMITAQ Trademark License including its right to use the THYMITAQ Trademark.

         2.02 Roche hereby irrevocably elects to terminate the AG3340 Development Program effective May 20, 1998 pursuant to the provisions of Sections 2.04 and 6.02(a) of the AG3340 Agreement. Effective December 1, 1997, Roche hereby irrevocably releases and terminates its rights under the provisions of Sections 2.01(l) and (m) and 2.02 of the AG3340 Agreement to develop and commercialize AG3340 and Backup MMP Inhibitors including the compounds listed on
Schedule 2 to the AG3340 Agreement.

         2.03 Roche shall continue to be obligated for its share of the Development Costs for the THYMITAQ Development Program until the effective termination date of the THYMITAQ Development Program (December 8, 1997) and shall fund and reimburse such obligation as described in Attachment 1 of the applicable agreement. The parties further agree that no further license issuance fees payments (other than the initial US$5 million fee) shall be due Agouron pursuant to the provisions of Section 5.01(a) of the THYMITAQ Agreement.

         2.04     Roche shall pay Agouron on or before December 15, 1997 *
                                                       in full  satisfaction and
settlement of its share of the Development Costs for the AG3340 Development Program for the period from October 1, 1997 until the effective termination date of the AG3340 Development Program (May 20, 1998); provided, however, that Roche shall be entitled to receive a credit against the amount due Agouron equal to Roche's pre-payment of AG3340 Development Program Development Costs for the calendar quarter ending December 31, 1997. Agouron shall have no obligation to account to Roche for any Development Costs which Agouron incurs on or after October 1, 1997 and shall be entitled to retain and use such * payment from Roche for any purposes it sees fit, including uses unrelated to the AG3340 Development Program. Agouron shall reimburse Roche for any Development Costs which Roche incurs after October 1, 1997 in performing development tasks assigned to it by Agouron or agreed to by the parties including, but not limited to, Development Costs incurred by Roche in performing the activities described in Paragraphs 2.16, 2.17, 2.18 and 2.19 of this Amendment; Roche shall invoice Agouron for such Development Costs in accordance with the provisions described in Attachment 1 of the AG3340 Agreement. The parties further agree that no further license issuance fees payments (other than the initial US$10 million fee) shall be due Agouron pursuant to the provisions of Section 5.01(a) of the AG3340 Agreement.

         2.05 Roche agrees to cooperate with and provide reasonable assistance to Agouron to effect an orderly transition of Roche's development and Registration responsibilities for the THYMITAQ and AG3340 Development Programs to Agouron. Agouron shall lead implementation of the AG3340 Development Program during such transition. The parties will use reasonable efforts to transition to Agouron by December 31, 1997 Roche's clinical, regulatory and project management responsibilities for the AG3340 Development Program. The parties will use reasonable efforts to complete substantially all of the transition on or before the effective termination date of the applicable development programs. To the extent that Roche's reasonable costs of conducting the transition activities assigned to it by Agouron do not otherwise qualify as Development Costs, such transition costs shall nevertheless be deemed to be Development Costs if Agouron pre-approves of a budget for each of Roche's requested transition activites detailing the basis of the calculation of such costs for each transition activity and the maximun amount of costs which Roche may incur for each transition activity; Roche shall be reimbursed for such pre-approved budgeted transition costs in accordance with the provisions described in Attachment 1 of the AG3340 Agreement. Roche does not warrant that it will be able to complete any specific transition activity requested by Agouron within the pre-approved maximun budgeted amount. If Roche determines that an additional amount will be required to complete such transition activity, it will notify Agouron of such fact before incurring any costs in excess of the pre-approved maximun budgeted amount and will receive Agouron's approval for such additional amount; if Agouron does not reasonably approve such additional amount, Roche shall be relieved of its obligation to complete such transition activity.

         2.06 In recognition of Agouron's continuing commercial interest in THYMITAQ and AG3340 and the termination of Roche's commercial interest therein, and notwithstanding any provision contained in the LOI, the THYMITAQ Agreement and/or the AG3340 Agreement, Roche, its Affiliates, and their employees, clinical investigators and consultants *











         2.07 The  parties  agree that no New MMP  Compound  Patent  Rights have arisen from the conduct of the parties' research activities under the Collaboration, and that effective December 1, 1997, the parties' collaborative research activities conducted pursuant to the provisions of Section 4.05 of the AG3340 Agreement shall terminate.

         2.08 The parties agree effective December 1, 1997 to terminate the Cell Cycle Control Research Program, and that the last day of the Cell Cycle Control Research Term shall be December 1, 1997.

         2.09 The parties agree that Agouron shall be deemed to have fully earned and shall be entitled to retain all research support funding paid to it by Roche pursuant to the provisions of Section B(2) of Exhibit A to the LOI and that after November 30, 1997 Agouron shall have no obligation to assign its scientists to work on the Cell Cycle Control Research Program. Additionally, the parties agree that Roche shall not be obligated to pay Agouron for the amount of the research support funding obligation which it would otherwise be contractually obligated to pay Agouron on the second anniversary of the signing of the LOI.

         2.10 The parties agree that no Program Compounds, as such term is defined in Section B(1) of Exhibit A to the LOI, shall be deemed to have been invented by Roche and/or Agouron, separately or jointly, in the Cell Cycle Control Research Program during the

Cell Cycle Control Research Term.  *













                The parties further acknowledge that Roche and/or Agouron, separately or jointly, may each in the future file patent application(s) on compounds invented by its employees during the Cell Cycle Control Research Term, that such compounds shall be assigned to and owned by the employer(s) of the employee(s) inventing such compounds and that the owner(s) of such compounds shall determine the most appropriate manner to prepare, file, prosecute, maintain and extend patent applications and issued patents to protect its commercial interests in such compounds.

         2.11 The parties agree that no Cell Cycle Control Research Program Patent Rights have arisen from the conduct of the parties' research activities under the Cell Cycle Control Research Program.

         2.12 During the Research Term of the Cell Cycle Control Research Program, the parties acknowledge that the parties have made *










         2.13 The parties agree that each party shall be free, without any further obligation to the other, to continue work in pursuit of the objectives of the Cell Cycle Control Research Program (CDK4) on its own or with any third party, and to retain, use and disclose to any such third party, information and materials which have been developed in the Cell Cycle Control

Research Program (CDK4), provided that a party shall not disclose to such third party the confidential and proprietary information of the other party and shall not use such confidential and proprietary information for purposes other than in pursuit of the objectives of the Cell Cycle Control Research Program (CDK4).

         2.14 Upon written request from a party, the other party shall return to the requesting party all remaining samples of any materials or compounds provided to such party during the Collaboration. Each parties shall return all copies of patent applications received from the other party as a result of the negotiation and conduct of the Collaboration. *




         2.15 Except as is necessary for Agouron's development and commercialization of AG337 and AG3340 (and other backup compounds) or as otherwise stated in this Amendment, each party shall have no further obligation to disclose to the other party information, data or results, patents and/or patent applications and/or to report or consult on its research, development, commercialization and/or patent activities under the Collaboration.

         2.16 Roche agrees to complete and provide Agouron, in written and/or electronic format as appropriate, within 10 days after it becomes available to Roche, the interim and final results, as well as supporting data, for all of its ongoing toxicology and other pre-clinical studies *




         2.17 Except for supplies of AG3340 needed by Roche to complete its ongoing toxicology and other pre-clinical studies for AG3340, Roche agrees to ship to Agouron (or its designee)* all existing bulk supply and finished product of AG3340 which it then currently possesses. If requested by Agouron, Roche agrees to use its reasonable efforts to complete the in-process *

                                                                Additionally, if
requested by Agouron, *                 Roche will use its reasonable efforts to
complete production of *

                                                             Roche   agrees   to
ship to Agouron (or its designee) as soon as it is available for shipment the * Product(and copies of applicable batch records, manufacturer's certificates and certificates of analysis), * and all remaining raw materials and intermediates which were specifically purchased for AG3340 manufacturing activities that remain in Roche's possession after completion of the manufacture of the above described batches. Agouron plans to use the AG3340 Product in clinical trials and for other purposes.

         2.18 Roche agrees to provide Agouron with all relevant available data created in the applicable Development Program and samples to facilitate Agouron's manufacture of AG337, AG3340, and any Backup MMP Inhibitors, including*













         2.19 Prior to May 20, 1998, Roche agrees to make its relevant personnel available for reasonable consulting to assist in the manufacture of AG3340 and any Backup MMP Inhibitors and in the transition of the manufacturing process from Roche.

         2.20 The parties shall jointly prepare and release a statement about the amendment of the Collaboration between Agouron and Roche. Agouron shall be entitled to release any further information about the THYMITAQ and AG3340 Development Programs which it deems appropriate; provided, however, Agouron shall not use the Roche name in releases about the THYMITAQ and AG3340 Development Programs without the prior written consent of Roche. Roche shall not release any further information to any third party who is not under an obligation of confidentiality with respect thereto about any of the terms of this Amendment or of the THYMITAQ and AG3340 Development Programs without the prior written consent of Agouron, which consent may be withheld in Agouron's sole discretion. This prohibition includes, but is not limited to, press releases, educational and scientific conferences, promotional materials and discussions with the media, investors and analysts. If Roche determines that it is required by law to release information to any third party regarding the subject matter of the THYMITAQ and AG3340 Development Programs, it shall use reasonable efforts to notify Agouron of this fact prior to releasing the information. The notice to Agouron shall include the text of the information proposed for release. If possible Agouron shall have the right to confer with Roche regarding the necessity for the disclosure and the text of the information proposed for release.

         2.21 Effective December 1, 1997, Agouron hereby irrevocably elects to release and terminate its rights under the provisions of Section C(1) of Exhibit A to the LOI to receive marketing or acquisition rights in a Roche Cancer Product in the United States and under Section C(2) of Exhibit A to the LOI to receive co-promotion rights in a CDK2 Inhibitor in North America.

         2.22 The parties agree to execute such further documents, instruments, assignments, confirmations, certificates and assurances which are necessary or desirable to carry out the purposes of this Amendment and to document, confirm and certify the transfer of rights and obligations provided for hereunder.

         2.23 Except as expressly amended by the terms contained herein, the provisions of the LOI (including Exhibit A), the THYMITAQ Agreement, and the AG3340 Agreement (including Section 5.01(c)) shall remain in full force and effect unless the further application of any specific provision can not reasonably be construed to remain in full force and effect after a good faith consideration of the termination of the THYMITAQ and AG3340 Development Programs, the Cell Cycle Control Research Program and/or Agouron's rights in a Roche Cancer Product.

         IN WITNESS WHEREOF, the parties have caused their duly authorized representatives to enter into this Amendment to the Agouron-Roche Collaboration effective as of the dates set forth above.


F. HOFFMANN-LA ROCHE LTD                        AGOURON PHARMACEUTICALS, INC.


By:      /s/ R. Schaffner                       By:      /s/ R. Kent Snyder
Name:    R. Schaffner                           Name:    R. Kent Snyder
Title:   Head of Licensing                      Title:   Sr. Vice President

By:      /s/ St. Arnold                         By:      /s/ Gary Friedman
Name:    St. Arnold                             Name:    Gary Friedman
Title:   ppa                                    Title:   Corp. Vice President


HOFFMANN-LA ROCHE INC.


By:      /s/ George W. Johnston
Name:    George W. Johnston
Title:   Vice President

By:      /s/ William H. Epstein
Name:    William H. Epstein
Title:   Assistant Secretary